Exhibit 10.2

Execution Version

ADDENDUM XVIII
TO
SPRINT PCS MANAGEMENT AGREEMENT

Manager:	Shenandoah Personal Communications, LLC

Service Area:	Altoona, PA BTA #12
Beckley, West Virginia BTA #35
Bluefield, West Virginia BTA #48
Charleston, West Virginia BTA #73
Charlottesville, Virginia BTA #75
Clarksburg—Elkins, West Virginia #82
Danville, Virginia BTA #104
Fairmont, West Virginia BTA #137
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV BTA #179
Harrisburg, PA BTA #181
Harrisonburg, VA BTA #183
Huntington, West Virginia--Ashland, Kentucky BTA #197 (excludes Gallia County, OH or Greenup County, KY)
Lynchburg, Virginia BTA #266
Martinsville, Virginia BTA #284
Morgantown, West Virginia BTA #306
Roanoke, Virginia BTA #376
Staunton--Waynesboro, Virginia #430
Washington, DC (Jefferson County, WV only) BTA#461
Winchester, VA BTA #479
York-Hanover, PA BTA #483

This Addendum XVIII, dated as of August 10, 2015, contains certain additional and supplemental terms and provisions to that certain Sprint PCS Management Agreement and the Sprint PCS Services Agreement, each entered into as of November 5, 1999, by the same parties as this Addendum (or their predecessors in interest), excluding, however, SprintCom, Inc., a Kansas corporation (“SprintCom”), which is becoming a party to the Management Agreement by entering into this Addendum.  The Management Agreement and the Services Agreement were previously amended by Addenda I-XVII (as so amended, the “Management Agreement” and the “Services Agreement,” respectively).  The terms and provisions of this Addendum control, supersede and amend any conflicting terms and provisions contained in the Management Agreement and the Services Agreement.  Except for express modifications made in this Addendum, the Management Agreement and the Services Agreement continue in full force and effect.

Capitalized terms used and not otherwise defined in this Addendum have the meanings ascribed to them in the Management Agreement or the Services Agreement. Section and Exhibit

references are to Sections and Exhibits of the Management Agreement or the Services Agreement, as applicable, unless otherwise noted.

Shenandoah Telecommunications Company, a Virginia corporation and the owner of all the outstanding equity in Manager (“Parent”), Gridiron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and NTELOS Holding Corp., a Delaware corporation (“nTelos”) entered into a certain Agreement and Plan of Merger of even date herewith (“Merger Agreement”).  Subsequent to the execution of this Addendum, the transaction described in the Merger Agreement is expected to close and Merger Sub will merge with and into nTelos, with nTelos surviving the merger as a wholly owned subsidiary of Parent and a Related Party of Manager.

SprintCom and Manager have entered into a certain Master Agreement of even date herewith (“Master Agreement”).  The Master Agreement provides, among other things, that upon the closing of the transaction contemplated in the Merger Agreement (the “Merger Closing Date”), the Management Agreement will be amended to expand the Service Area to include a portion of the geographic area in which nTelos currently provides wireless communications services (“nTelos Expansion Area”) and to make additional spectrum available to Manager.

This Addendum is effective on the date written above (the “Effective Date”), except for the provisions specifically identified herein as becoming effective on the Merger Closing Date.

On the Effective Date, the parties agree as follows:

1.	Transfer of nTelos Assets. Within 30 days after the Merger Closing Date, Manager will cause the assets held by nTelos that are used to provide wireless services in the nTelos Expansion Area to be conveyed to Manager and to become part of the Service Area Network and will provide evidence of all such conveyances to Sprint PCS.

2.	Amounts Payable by Manager. The last paragraph of Section 1.1 of the Management Agreement is amended to read as follows:

Subject to the terms and conditions of this agreement, including, without limitation, Sections 1.9, 9.5 and 12.1.2, Sprint PCS has the right to unfettered access to the Service Area Network to be constructed by Manager under this Agreement.  Except with respect to the payment obligations under Sections 1.4, 1.9.2, 1.10, 3.1.7, 3.8, 4.4, 9.3, 10.2, 10.4, 10.5, 10.6, 10.8, 10.9, 12.1.2 and Article XIII of this agreement, Sections 2.1.1(d), 2.1.2(b), 3.2, 3.3, 3.4, 5.1.2, 3.5 and Article VI of the Services Agreement and any payments arising as a result of any default of the parties’ obligations under this Agreement and the Services Agreement, any payments arising from the exercise of a purchase option by either party, the Fee Based on Billed Revenue described in Section 10.2.1 of this Agreement, the Prepaid Management Fee described in Section 10.2.7.3 of this Agreement, the LTE Fee described in Section 10.2.7.4 of this Agreement, the Command Center Fee described in Section 10.2.7.5 of this Agreement and the Net Service Fee, the Prepaid CPGA Fee, Prepaid CCPU Fees and LTE Data Core Services Fee described in the Services Agreement, the amounts payable by Manager under Sections 14 and 24 of Addendum XVIII to the Management Agreement and the amounts payable by Manager or Sprint PCS under Section 5 of Addendum XVIII will constitute the only payments between the parties under the Management Agreement, the Services Agreement and the Trademark License Agreements.

3.	Service Area. Effective on the Merger Closing Date, Manager’s existing Service Area (the “Legacy Service Area”) is hereby expanded to include the nTelos Expansion Area, which area is more particularly described in the attached Exhibit A.

4.	Build Out Area. Effective on the Merger Closing Date, the current Build Out Plan Table, Build Out Plan Description and Build Out Plan Map attached as Schedule 2.1 to the Management Agreement are amended to include the Build Out Plan Table, Build Out Plan Description and Build Out Plan Map described in the attached Exhibit B. Manager will, at its sole cost and expense, update, configure and thereafter maintain and support the nTelos Expansion Area as part of the Service Area Network in accordance with (a) the attached Build Out Plan Table, Build Out Plan Description and Build Out Plan Map, (b) all Program Requirements adopted by Sprint PCS, and (c) all applicable federal and local laws and regulations (the “nTelos Update”). As long as network performance meets or exceeds all applicable Network Program Requirements, Manager will not be required to modify the configuration of any cell sites in the nTelos Expansion Area that exist on the Merger Closing Date where nTelos has already deployed 4G LTE service using a dual base station configuration. Manager may also continue to deploy the dual base station configuration for all cell sites in the nTelos Expansion Area where engineering, site leasing, permitting, zoning, or construction work has already started as of the Merger Closing Date. All other cell sites to be constructed in the nTelos Expansion Area will be constructed by Manager using the single base station model deployed during Network Vision Updates. Manager shall have the option to consolidate the existing nTelos switching locations. Sprint PCS will support a switch consolidation and interconnect with the switching location(s) in the nTelos Expansion Area in the same manner as Sprint PCS does for the existing Shentel switch locations in the Legacy Service Area, unless otherwise mutually agreed upon in writing by Manager and Sprint PCS. Manager will use its best efforts to complete the nTelos Update by May 31, 2018 or sooner if required due to license requirements (the “nTelos Target Completion Date”), it being understood that matters that are not within the reasonable control of Manager, including, without limitation, availability of equipment and determinations of governmental authorities with respect to zoning and land use, but excluding financial inability, may affect Manager’s ability to complete the build out of the nTelos Expansion Area by the nTelos Target Completion Date. If Manager fails to complete the build out of the nTelos Expansion Area by the nTelos Target Completion Date, it will continue to use best efforts to achieve completion as soon as practicable thereafter.

5.	2.5 GHz Spectrum Update. Commencing on the Effective Date, Manager will, at its sole cost and expense, update, configure and thereafter maintain and support the Service Area Network including the nTelos Expansion Area to enable and provide the use of 2.5 GHz spectrum technology and services in accordance with (a) the build plan attached hereto as Exhibit C (“2.5 GHz Build Plan”), (b) all Program Requirements adopted by Sprint PCS, and (c) all applicable federal and local laws and regulations (the “2.5 GHz Spectrum Update”). The Parties acknowledge that the attached 2.5 GHz Build Plan will be supplemented by Manager no later than December 31, 2016 to include the nTelos Expansion Area and will be subject to Sprint PCS approval. As part of the 2.5 GHz Spectrum Update, Manager will update and configure a minimum of 250 base stations in the aggregate in the Legacy Service Area and the nTelos Expansion Area (the exact number and location of which will be mutually determined by Manager and Sprint PCS) to be capable of providing 2.5 GHz spectrum services in the 2.5 GHz Spectrum Range (as hereinafter defined). Manager will deploy the 2.5 GHz Spectrum Update in a manner consistent in quality, design and performance with Sprint PCS’ deployment of its own corresponding 2.5 GHz update in areas with similar demographics and geographic characteristics. Manager will use its best efforts to complete the 2.5 GHz Spectrum Update (a) for the Legacy Service Area by the later of December 31, 2016 or sooner if required due to license requirements; and (b) for the nTelos Expansion Area, by the later of December 31, 2018 or sooner if required due to license requirements (collectively, the “2.5GHz Target Completion Date”); provided, however, if adequate spectrum in the Spectrum Deficient Areas (as defined below) has not been obtained by December 31, 2015, Manager has a commercially reasonable period after the adequate spectrum has been obtained in the Spectrum Deficient Areas (but in no event longer than the time period required to meet any applicable licensing requirements) to complete the 2.5 GHz Spectrum Update in the Spectrum Deficient Areas. If Manager fails to complete the 2.5 GHz Spectrum Update by the 2.5 GHz Target Completion Date, it will continue to use best efforts to achieve completion as soon as practicable thereafter.

Beginning on the Effective Date, Sprint PCS will make available to Manager in the Legacy Service Area the 2.5 GHz spectrum that is either licensed to or leased by Sprint PCS or a Related Party of Sprint PCS (“2.5 GHz Spectrum Lease”) as designated in the attached Exhibit D (the “2.5 GHz Spectrum”), subject to any applicable regulatory approvals or licensee consent.  In addition, Sprint PCS will exercise commercially reasonable efforts to obtain adequate spectrum in the Winchester, Virginia; Harrisonburg, Virginia; and Martinsburg, West Virginia markets (“Spectrum Deficient Areas”) to allow Manager to provide 2.5 GHz spectrum services and will make available to Manager any spectrum that it obtains in such markets promptly following the date of acquisition of such spectrum. Beginning on the Merger Closing Date, Sprint PCS will make available to Manager adequate spectrum in the 2.5 GHz Spectrum Range necessary to allow Manager to provide 2.5 GHz spectrum services in the nTelos Expansion Area. Nothing stated herein shall require Sprint PCS to renew any 2.5 GHz Spectrum Lease if Sprint PCS determines in its reasonable sole discretion after consultation with Manager that such 2.5 GHz Spectrum Lease is not needed to meet the 2.5 GHz Build Plan or future expected demand.  In addition, if any 2.5 GHz Spectrum Lease is subject to renewal and the renewal lease rate exceeds the rate Sprint PCS or a Related Party of Sprint PCS pays as of the Effective Date (“Current Lease Rate”), (a) Sprint PCS will pay for any incremental increase up to 50% of the Current Lease Rate, (b) Manager will reimburse Sprint PCS for any incremental increase in excess of 50% of the Current Lease Rate up to and including 100% of such incremental increase, and (c) Sprint PCS and Manager will share equally in any incremental increase in excess of 100% of the Current Lease Rate and Manager will reimburse Sprint PCS for its share of such additional increase.

6.	Waiver. The build out obligations set forth in Sections 4 and 5 of this Addendum supersede any contrary provisions in the Management Agreement and, to the extent applicable,

Manager hereby specifically waives any rights under Sections 2.5 and 9.3 of the Management Agreement to decline to implement changes to Program Requirements associated with the build out obligations described in Sections 4 and 5 of this Addendum. It is understood and agreed that the although the provisions of Section 2.5 and 9.3 of the Management Agreement are waived with respect to the build out obligations set forth in Sections 4 and 5 of this Addendum, other changes to Program Requirements not relating to such build out obligations will be subject to Section 2.5 and 9.3 of the Management Agreement, to the extent applicable.

7.	Exclusivity. Section 2.3(a) of the Management Agreement is deleted in its entirety and replaced with the following:

2.3 Exclusivity

(a)    Subject only to the exceptions set forth in Section 2.3(a)-(d), Manager will be the only person or entity that is a manager, operator or provider of wireless services for Sprint PCS and its Related Parties in the Service Area as set forth in the attached Exhibit D.  Such exclusivity shall continue following the Effective Date with respect to the Legacy Service Area, and shall commence on the Merger Closing Date with respect to the nTelos Expansion Area.

The amount of spectrum in the 800 MHz Spectrum Range made available to Manager by Sprint PCS may vary between BTAs based on re-banding schedules, conflicts with local incumbents, regulatory approvals, and other factors. Sprint PCS will notify Manager in writing of specific spectrum availability in each BTA as additional portions of the 800 MHz Spectrum Range become available.  Manager agrees to comply with all FCC rules related to interference mitigation in the 800 MHz Spectrum Range.  Sprint PCS will notify Manager in writing of specific 2.5 GHz Spectrum availability in each BTA as determined by Sprint PCS in accordance with Section 5 of Addendum XVIII as of the Effective Date and thereafter as additional portions of the 2.5 GHz Spectrum Range become available.  Manager agrees to comply with all FCC rules related to interference mitigation and all FCC rules related to spectrum leasing in the 2.5 GHz Spectrum Range.  The rights to manage, operate and provide wireless services utilizing the spectrum ranges set forth in Exhibit D are collectively referred to as the “Exclusive Rights.” Neither Sprint PCS nor any of its Related Parties will permit any other person or entity to manage, operate or provide wireless services for Sprint PCS and/or its Related Parties in the Service Area in violation of the Exclusive Rights, except that Sprint PCS and its Related Parties may enter into roaming arrangements with other parties and Sprint PCS and its Related Parties may offer or may enter into arrangements with third parties to offer unlicensed Wi-Fi, satellite, wireless backhaul and fixed wireless broadband wireless services in the Service Area using spectrum not now or in the future used or to be used in providing Sprint PCS service.

8.	Competing Transaction. Section 2.3(d)(ii) of the Management Agreement is deleted in its entirety and replaced with the following:

(ii)                  Notwithstanding anything in this Agreement to the contrary, if Sprint PCS or any Related Party of Sprint PCS publicly announces the signing of a definitive agreement with respect to any merger, tender or exchange offer, acquisition or other business combination transaction that would result in Sprint PCS or a Related Party of Sprint PCS acquiring, being acquired by, merging with or otherwise combining with an entity or entities (the “Acquired Entity”) that is operating a wireless network and providing wireless services that overlaps with any part of the Service Area (a “Competing Transaction” and, the portion of any overlap, a “Competing Network”)), regardless of whether such Competing Transaction constitutes a breach under this Agreement and without either Sprint PCS or Manager acknowledging that the Competing Transaction would constitute a breach, Manager agrees not to file any claim or action against Sprint PCS or its Related Parties with respect to such Competing Transaction so long as:

(A)	the competing businesses are operated on an independent, stand-alone and status quo basis;

(B)	Sprint PCS and its Related Parties do not take any action relating to the abandonment or material diminution of (i) the Sprint PCS brands used in connection with the operation of the Sprint PCS Network prior to such Competing Transaction, unless Manager is granted the right to use any successor or replacement brands under the same terms and conditions as Manager’s use of the Licensed Marks under the Trademark License Agreements, or (ii) the Sprint PCS Products and Services or the Sprint PCS Network; and

(C)	neither Sprint PCS nor, after the closing of the Competing Transaction, the Acquired Entity implements any marketing or advertising campaign that is targeted to Customers in the Service Area with the intention of encouraging those Customers to switch to the Acquired Entity’s network. This subsection is not intended to preclude Sprint PCS, the Acquired Entity or their Related Parties from running television ads, print ads, radio ads, billboards or other general forms of marketing that may reach Customers in the Service Area as part of the general public, provided that such marketing is not specifically targeted at only Customers in the Service Area.

The conditions described in (A), (B) and (C) above are referred to as the “Operating Requirements.”

For a period ending 180 days after the closing of the Competing Transaction, Sprint PCS or its Related Parties will negotiate in good faith with Manager the terms and conditions of a mutually acceptable addendum to this Agreement addressing the Competing Transaction.  If Sprint PCS or its Related Parties and Manager are unable to enter into a mutually acceptable addendum during such 180 day period, then the Acquired Entity may continue to operate the Competing Network in the Service Area. Manager agrees not to file any claim or action against Sprint PCS or its Related Parties with respect to such Competing Transaction so long as the Operating Requirements continue to be met.  However, Sprint PCS must provide

Manager not less than 90 days advance written notice if Sprint PCS subsequently determines that:

(A)	it is going to take any action to abandon or materially diminish the nationwide Sprint PCS Network existing prior to consummation of the Acquired Entity Transaction, including converting from a CDMA/LTE Network to a non-compatible network technology used by the Acquired Entity (a “Network Technology Conversion”);

(B)	to (i) retire or materially diminish use of the Sprint Brand or Brands in favor of brands used by the Acquired Entity; (ii) retire or materially diminish the Acquired Entity brand or brands in favor of the Sprint brand; or (iii) implement a new brand or brands that will be jointly used by Sprint PCS and the Acquired Entity (a “Brand Conversion”); or

(C)	it will be discontinuing operating the competing businesses on an independent, stand-alone and status quo basis and will commence operating all or material portions of the business on a combined basis (“Combination Conversion”).

Upon delivery of a notification of either a Network Technology Conversion, a Brand Conversion, or a Combination Conversion (or any combination thereof),Sprint PCS will not be deemed to be in default under the Management Agreement, the Services Agreement or any License Agreement arising from the event described in such notice (provided that Sprint PCS complies with its obligations described below in this Section 2.3(d)(ii)) and Manager agrees not to file any claim or action against Sprint PCS or its Related Parties with respect to such Conversion Notice or the actions described in the Conversion Notice.  The Parties acknowledge, agree and specifically intend that notwithstanding anything to the contrary contained in the Management Agreement, the Services Agreement or any License Agreement, upon delivery of a Conversion Notice, the process of negotiation and the series of options set forth in in the remainder of this subparagraph 2.3(d)(ii) shall service as the sole and exclusive procedure for resolving the disposition or ongoing nature of the relative interests of Sprint PCS and Manager under the Management Agreement, the Services Agreement and the License Agreements.  Immediately following the delivery of a Conversion Notice, Sprint PCS and Manager will negotiate in good faith for a period of 90 days the terms of an addendum to this Agreement, which would include mutually agreeable terms and conditions relating to such a conversion, including without limitation:

(X)	In the case of a Network Technology Conversion, Manager’s conversion of its network to be compatible with the Sprint PCS Network (as such network will be converted) pursuant to plans and specifications, performance standards and a timeline mutually agreed to by the parties. Sprint PCS will use commercially reasonable efforts to facilitate discussions between the Acquired Entity and Manager concerning the purchase by Manager of the network assets and customers of the Acquired Entity (including transfer of subscribers) located within the Service Area.

(Y)	In the case of a Brand Conversion notice, Manager’s right to use any successor or replacement brands on the same terms and conditions as Manager’s use of the Licensed Marks under the Trademark License Agreements.

If Sprint PCS and Manager have not negotiated a mutually acceptable addendum within such 90 day period, then for a period of 60 days thereafter, Sprint PCS has and may elect to exercise an option to purchase the Operating Assets on the same terms and conditions and utilizing the same process and schedule available to Sprint PCS under Section 11.6.1 of the Agreement upon an Event of Termination by providing written notice to Manager, provided that the amount paid to Manager for the Operating Assets is 90% of the Entire Business Value.  Manager agrees that if Sprint PCS makes such election and proceeds to purchase the Operating Assets, Manager will be deemed to have waived any and all claims for breach of this Agreement and other claims arising out of or relating to the Competing Transaction, other than seeking enforcement of this Section of the Agreement.

If Sprint PCS does not timely exercise its option to purchase the Operating Assets, then for a period of sixty (60) days thereafter, Manager has and may elect to exercise an option to purchase the Competing Network in the Service Area by providing written notice of such election to Sprint PCS.  Manager agrees that if Manager makes such election and proceeds to purchase the Competing Network in the Service Area, Manager will be deemed to have waived any and all claims for breach of this Agreement and other claims arising out of or relating to the Competing Transaction, other than seeking enforcement of this Section.

The purchase price for the Competing Network is the lesser of (a) seventy five percent (75%) of the Cost Per Subscriber (as defined below) multiplied by the number of the Acquiring Entity’s prepaid and postpaid subscribers using the Competing Network, excluding, however any customers of any resellers using the Competing Network or (b) the current appraised value of the Competing Network, determined using the same process and assumptions used for determining the Entire Business Value of Manager’s wireless business in the Service Area pursuant to Section 11.7 of this Agreement except that (w) the valuation of the Competing Network will be based on the assumption that the Competing Network will be operated by Manager as part of the Service Area Network under the terms of the Management Agreement, the Services Agreement, and the Trademark License Agreements; (x) references to Sprint PCS Products and Services will be deemed to refer to wireless products and services offered by the Acquired Entity using the Competing Network, (y) references to the Brand will be deemed to refer to the trademarks, trade names and service marks used or to be used in connection with the operation of the Competing Network and (z) the Operating Assets will include the right to use the wireless spectrum owned or leased by the Acquired Entity and used in the Competing Network upon terms substantially equivalent to the terms of the Management Agreement. The Cost per Subscriber for the Competing Network means the Enterprise Value of the Acquired Entity as of the closing date of the Competing Transaction divided by the total number of prepaid and postpaid subscribers of the Acquired Entity, excluding, however, any customers of resellers using the Competing Network. The Enterprise Value of the Acquired Entity is determined by adding the total market value of the equity of the Acquired Entity (calculated as fully diluted shares outstanding of the Acquired Entity multiplied by the implied share price being paid in the

Competing Transaction) to the book value of the total debt and preferred stock of the Acquired Entity and subtracting Acquired Entity’s cash and cash equivalents.  Contemporaneously with the closing of Manager’s purchase of the Competing Network, Sprint PCS and Manager will enter negotiate in good faith an amendment to the Management Agreement and the Service Agreement containing such terms as may be necessary and reasonably acceptable to the parties to reflect the addition of the Competing Network to the Service Area and will enter into a new trademark and service mark licensing agreement substantially similar to the License Agreements if wireless products and services are marketed under the trademarks and service marks of the Acquired Entity.

If Manager elects to purchase the Competing Network, Manager must cause Parent to  exercise commercially reasonable efforts to obtain the maximum debt financing available to Parent on commercially reasonable terms to finance such purchase; provided, however, Parent will not be obligated to enter into any financing arrangement that would be likely to lead to a downgrading of Manager’s credit rating by more than one level by both Moody’s and Standard & Poor’s (including gradations within rating categories as well as between categories). If Parent is unable to obtain sufficient debt financing for the Purchase Price after exercising commercially reasonable efforts to do so, Sprint PCS (or a Related Party of Sprint PCS) will accept a promissory note from Parent for the difference between the purchase price of the Competing Network minus the debt financing that Parent was able to obtain to purchase the Competing Network, up to a maximum of eighty percent (80%) of the purchase price for the Competing Network. The promissory note will be secured by a perfected first priority security interest in the assets comprising the Competing Network, provided that such security interest would not breach any existing debt covenants that Parent entered into prior to the announcement of the Competing Transaction. If any such existing debt covenants would be breached by providing a first priority security interest in the Competing Network but would not be breached by a junior security interest, Sprint PCS is entitled to receive a junior security interest.  The promissory note will have a term of 60 months, with interest due and payable annually in advance, with a final payment due at the end of the sixtieth month equal to the outstanding principal balance, all accrued but unpaid interest and any other amounts due under the note or any security agreement.  The interest rate on the promissory note will be the greater of (a) the prevailing market interest rate for Parent or (b) 50 basis points above Sprint Corporation’s indicative borrowing rate. Parent’s market rate will be established by obtaining bids from three investment banking companies.  Manager and Sprint PCS will each select one of the investment banking companies and will jointly select the third investment banking company.  Manager will be responsible for all costs charged by the investment banking companies relating to obtaining bids.  If the highest interest rate offered by the investment bankers is within 50 basis points of the lowest interest rate offered by the investment bankers, then the interest rate for the promissory note will be the arithmetic mean of the three interest rates offered.  If two of the interest rates offered by the investment bankers are within 50 basis points of one another and the third interest rate offered is not within 50 basis points of the other interest rates offered, then the interest rate for the promissory note will be the arithmetic mean of the two most closely aligned interest rates offered.  If none of the interest rates offered are within 100 basis points of the other two interest rates offered, then the interest rate for the promissory note will be the middle value of the interest rates offered.  The promissory note will be due and payable in full upon any payment default of more than 10 days, the dissolution or liquidation of the Manager or Parent, or the sale of Manager or Parent (including, without limitation, a change of control or sale of substantially all of Manager’s or Parent’s assets).  The promissory note may be repaid, in whole or part, from time to time, without penalty.  All other terms of the promissory note and security agreement will be on commercially reasonable and customary terms for similar types of financings.

If Manager does not timely elect to purchase the Competing Network in the Service Area during such 60 day period, within two (2) years after the expiration of such period Sprint PCS must cause the Acquired Entity to either sell or otherwise convey its network assets in the Service Area and transfer the subscribers of its branded service in the Service Area to an entity that is not a Related Party of Sprint PCS on such terms and conditions as the Acquired Entity deems appropriate (including to a party that may compete with Manager in the Service Area) or decommission the Acquired Entity’s network assets in the Service Area.

9.	Reduction in Certain Fees. From and after the Effective Date, the monthly amounts that Sprint PCS is entitled to retain as a Prepaid Management Fee and/or a Fee Based on Billed Revenue will be reduced in the amounts and for the time period provided in Section 2.1 of the Master Agreement.

10.	Other Fees and Payments. Effective January 1, 2016, Section 10.4 is hereby deleted in its entirety and replaced with the following:

10.4              Other Fees and Payments.

10.4.1 Net Service Fee Inclusions.  The parties will make no settlement payments to each other with respect to Terminating or Originating Access Fees, software, interconnect and long distance, and fees for services rendered by a third party vendor pursuant to Section 2.2 of the Services Agreement, which fees and payments will be deemed to be included in the Net Service Fee payable pursuant to the Services Agreement.  If one party mistakenly pays an amount that the other party is obligated to pay, then the other party will reimburse the paying party, as long as the paying party identifies the mistake and notifies the receiving party within 9 calendar months after the date on which the paying party makes the mistaken payment.

10.4.2.  Inter-Service Area Fee.  For the three year period from January 1, 2016 to December 31, 2018, Manager and Sprint PCS have determined that the monthly Inter Service Area Fee that Sprint PCS owes to Manager exceeds the monthly Inter-Service Area that Manager owes Sprint PCS by $1,500,000.00 per month (“Monthly Inter-Service Area Payment”).  The Monthly Inter-Service Area Payment will be included as an amount payable to Manager in the monthly statement provided to Manager in accordance with Section 10.11.2 of this Agreement and will be paid to Manager in accordance with Section 10.12 of this Agreement.

The parties will reset the Monthly Inter-Service Area Fee after the expiration of the initial three year period and after every subsequent three year period with, for example, the second pricing period beginning on January 1, 2019 and ending on December 31, 2021. The Monthly Inter-Service Area Fee will be reset based on: (a) the use of the Service Area Network by Customers with an NPA-NXX not assigned to the Service Area Network; (b) the use of the Sprint PCS Network excluding the Service Area Network by Customers with an NPA-NXX assigned to the Service Area Network; and (c) Manager’s and Sprint PCS’s respective network costs incurred in producing and delivering a minute or kilobyte of use.  The process for resetting the Monthly Inter-Service Area Fee is as follows:

(i)	On or before the first day of September immediately preceding the expiration of the then current pricing period, Sprint PCS will provide Manager with the formula that it will use to calculate its network costs incurred in producing and delivering a minute or kilobyte of use. Manager shall, within 30 days following receipt of such formula, calculate its network costs incurred in producing and delivering a minute or kilobyte of use using the formula provided by Sprint PCS and provide such network cost to Sprint PCS. On or before the fifteenth day of October immediately preceding the expiration of the then current pricing period, Sprint PCS will give Manager a proposal for the Monthly Inter-Service Area Payment for the subsequent pricing period based on the costs described above and the usage for the twelve month period commencing on October 1st of the calendar year preceding the year in which the notice of a new proposed Monthly Inter-Service Area Payment is being provided. For example, for the initial reset of the Monthly Inter-Service Area Fee: (x) Sprint PCS must provide the formula on or before September 1, 2018; (y) Manager must provide its costs on or before October 1, 2018; and (z) Sprint PCS must provide a proposal based on such costs and the usage experienced by the parties for the 12 month period from October 1, 2017 to September 30, 2018 on or before October 15th, 2018. Manager’s representative and Sprint PCS’ representative will begin discussions regarding the proposed Monthly Inter-Service Area Fee within 20 days after Manager receives the proposed Monthly Inter-Service Area Fee from Sprint PCS. Each party will provide the other party with copies of excerpts of any books, records and supporting information in the providing party’s possession as may be reasonably necessary or appropriate to support a determination of the appropriate Monthly Inter-Service Area Fee for a subsequent period.

(ii)	If the parties do not agree on the Monthly Inter-Service Area Fee within 30 days after discussions begin, then the parties may escalate the discussion to an officer in Sprint’s Business Development group (or an officer in any replacement group) and Manager’s Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer.

(iii)	If the parties cannot agree on the Monthly Inter-Service Area Fee within 20 days after the escalation proceed begins, then the parties will submit the determination of the Monthly Inter-Service Area Fee to binding arbitration under Section 14.2 of the Management Agreement, excluding the escalation process set forth in Section 14.1.

(iv)	If the Monthly Inter-Service Area Fee is submitted to arbitration, the Monthly Inter-Service Area Fee proposed by Sprint PCS will apply starting at the expiration of the then current pricing period and will continue thereafter unless modified by the final decision of the arbitrator. If the arbitrator imposes a Monthly Inter-Service Area Fee that is different than the one then in effect, the imposed Monthly Inter-Service Area Fee will be applied as of the commencement of the then current pricing period. If on application of the new Monthly Inter-Service Area Fee, one party owes the other party any amount after taking into account payments the other party has already made, then the owing party will pay the other party within 30 days of the date of the final arbitration order.

10.4.3.  Reseller Customer Fees.  Sprint PCS will pay to Manager the fees collected by Sprint PCS from the resellers for the Reseller Customer’s use of the Service Area Network within 30 days following receipt of such fees from the Reseller Customer.

11.	Initial Term. Section 11.1 of the Management Agreement is deleted and replaced with the following:

11.1                        Initial Term.  This Agreement commences on the date of execution and, unless terminated earlier in accordance with the provisions of this Section 11, continues until November 5, 2029 (the “Initial Term”).

12.	Maximum Term. Section 11.2 of the Management Agreement is amended to delete the following language: “(for a maximum of 45 years including the Initial Term).”

13.	Entire Business Value. Section 11.7 of the Management Agreement is deleted in its entirety and replaced with the following:

11.7                        Determination of Entire Business Value.

11.7.1                  Appointment of Appraisers.  Sprint PCS and Manager must each designate an independent appraiser within 30 days after giving the Purchase Notice under Exhibit 11.8.  Sprint PCS and Manager will direct the two appraisers to jointly select a third appraiser within 15 days after the day the last of them is appointed.  Each appraiser must be an expert in the valuation of wireless telecommunications businesses.  Sprint PCS and Manger must direct the three appraisers to each determine, within 45 days after the appointment of the last appraiser, the Entire Business Value.  Sprint PCS and Manager will each bear the costs of the appraiser appointed by it, and they will share equally the costs of the third appraiser.

11.7.2                   Manager’s Operating Assets.  For purposes of determining the Entire Business Value (as hereinafter defined), the following assets shall be included in the Operating Assets (as defined in the Schedule of Definitions):

(a)	network assets, including all personal property, real property interests in cell sites and switch sites, leasehold interests, collocation agreements, easements, and rights-of-way;

(b)	all of the real, personal, tangible and intangible property and contract rights that Manager owns or uses in conducting the business of providing the Sprint

PCS Products and Services (including, without limitation, Manager’s right to use the LTE Data Core and to use Brands under the Trademark License Agreements), including the goodwill resulting from Manager’s customer base;

(c)	sale and distribution assets primarily dedicated (i.e., at least 80% of the revenue is derived from the sale of Sprint PCS Products and Services) to the sale by Manager of Sprint PCS Products and Services. For example, a retail store that derives at least 80% of its revenue from the sale of Sprint PCS Products and Services is an Operating Asset. A store that derives 65% of its revenue from Sprint PCS Products and Services is not an Operating Asset;

(d)	customers using the Sprint PCS Products and Services;

(e)	handset inventory;

(f)	books and records of the wireless business, including all engineering drawings and designs and financial records; and

(g)	all contracts used by Manager in operating the wireless business including backhaul service agreements, service contracts, interconnection agreements, distribution agreements, software license agreements, equipment maintenance agreements, sale agency agreements, and contracts with all equipment suppliers.

For the avoidance of doubt, references in this Section 11.7 to “Sprint PCS Products and Services” shall also include products and services that have been not been designated as Sprint PCS Products and Services, but which Manager and Sprint PCS have agreed to treat as Sprint PCS Products and Services for purposes of the Management Agreement.

11.7.3                   Entire Business Value.  Utilizing the valuation principles set forth below and in Section 11.7.4, “Entire Business Value” means the fair market value of Manager’s wireless business in the Service Area, valued on a going concern basis.

(a)	The fair market value is based on the price a willing buyer would pay a willing seller for the entire on-going business in a change of control transaction.

(b)	The appraiser will use the then-current customary means of valuing a wireless telecommunications business.

(c)	The business is conducted under the Brands and existing agreements between the parties and their respective Related Parties.

(d)	Manager has continued access to the spectrum and the frequencies actually used by Manager under this Agreement.

(e)	The valuation will not include any value for the business represented by Manager’s Products and Services or any business not directly related to Sprint PCS Products and Services.

11.7.4 Calculation of Entire Business Value. The Entire Business Value to be used to determine the purchase price of the Operating Assets under this agreement is as follows:

(a)	If the highest fair market value determined by the appraisers is within 10% of the lowest fair market value, then the Entire Business Value used to determine the purchase price under this agreement will be the arithmetic mean of the three appraised fair market values.

(b)	If two of the fair market values determined by the appraisers are within 10% of one another and the third value is not within 10% of the other fair market values, then the Entire Business Value used to determine the purchase price under this agreement will be the arithmetic mean of the two more closely aligned fair market values.

(c)	If none of the fair market values is within 10% of the other two fair market values, then the Entire Business Value used to determine the purchase price under this agreement will be the middle value of the three fair market values.

14.	Transfer of Sprint PCS Network. Section 17.15.5 of the Management Agreement is deleted in its entirety and replaced with the following:

17.15.5                Transfer of Sprint PCS Network.  Sprint PCS may sell, transfer or assign the Sprint PCS Network and, in connection therewith its rights and obligations under this agreement, the Services Agreement and any related agreements, to a third party without Manager’s consent so long as the third party assumes the rights and obligations under this agreement (including, without limitation, the obligations under Sections 2.3(a) and 2.3(d)(ii)) and the Services Agreement and any related agreements and agrees to provide the same level of service and support.  Manager agrees that Sprint PCS and Sprint PCS’ Related Parties will be released from any and all obligations under and with respect to any and all such agreements upon such sale, transfer or assignment in accordance with this section 17.15.5, without the need for Manager to execute any document to effect such release.

Except for (i) intercompany transfers among Sprint’s Related Parties and (ii) any transfer of the Licenses that is part of a sale, transfer, or assignment of the entire Sprint PCS Network in accordance with the preceding paragraph (collectively, the “Permitted Transfers”), neither Sprint PCS nor any Related Party of Sprint PCS may sell, transfer or assign any of the Licenses or any spectrum under the Licenses unless (x) Sprint PCS determines that the Licenses or any spectrum under the Licenses are not necessary to enable Manager to provide service to current and future Customers in the Service Area, as determined by Sprint PCS in its sole discretion after consultation with Manager and (y) for any Licenses or any spectrum under the Licenses that are being used by Manager, Sprint PCS provides adequate replacement spectrum generally equivalent to the spectrum then being used by Manager.

15.	Settlements. Sprint PCS or a Related Party of Sprint PCS currently has postpaid and prepaid subscribers in the nTelos Expansion Area using the nTelos wireless network pursuant to a certain Amended and Restated Resale Agreement by and among West Virginia PCS Alliance, L.C.; Virginia PCS Alliance, L.C.; Ntelos, Inc.; and Sprint Spectrum L.P. and its Designated Affiliates, effective May 1, 2014. (“Sprint/nTelos Subscribers”). As of the Merger Closing Date, the Sprint/nTelos Subscribers are deemed to be either Customers or Prepaid Subscribers in the Manager Service Area and fees and credits relating to the former Sprint/nTelos Subscribers will be settled in accordance with the Management Agreement (including specifically Section 10 of the Management Agreement) and Manager will pay Sprint Spectrum for services in accordance with the Services Agreement (including specifically Section 3 of the Services Agreement and the one-time LTE Data Core Fee of $9.23 per Sprint/nTelos Subscriber). An estimated one-time LTE Data Core Fee for the Sprint/nTelos Subscribers and the Converted nTelos Subscribers (as described in the next paragraph) will be paid within 10 days following the Merger Closing Date, based on Sprint PCS’ and Manager’s estimation as of the Merger Closing Date of the number of Manager LTE Devices that will be added to the Service Area. The estimated LTE Data Core Fee for the Sprint/nTelos Subscribers and the Converted nTelos Subscribers will be trued-up in accordance with Section 3.5 of the Service Agreement at the end of the calendar year in which the Merger Closing Date occurs based on the actual Manager LTE Devices added to the Service Area.

In addition to the Sprint/nTelos Subscribers, nTelos has its own postpaid and prepaid subscribers in the nTelos Service Area (“nTelos Subscribers”).  As of the Merger Closing Date, Manager will commence paying the Fee Based on Billed Revenue for the nTelos Subscribers that are postpaid subscribers and the Prepaid Management Fee for the nTelos Subscribers that are prepaid subscribers using the same methodology described in the Management Agreement for Customers and Prepaid Subscribers.   All amounts payable by Manager to Sprint PCS pursuant to the preceding sentence will be paid in accordance with the Management Agreement. When an nTelos Subscriber satisfies the criteria for becoming a Converted nTelos Subscriber (as described in category “X” of the definition of Converted nTelos Subscriber in the Master Agreement), the former nTelos Subscriber will be deemed to be a Customer or a Prepaid Subscriber (as applicable) in the Service Area and fees and credits relating to the nTelos Subscriber will be settled in accordance with the Management Agreement (including specifically Section 10 of the Management Agreement) and Manager will commence paying Sprint Spectrum for services in accordance with the Services Agreement (including specifically Section 3 of the Services Agreement.)

Unless Sprint PCS elects to discontinue offering LTE Data Core Services pursuant to Section 2.2.1(e)(3) of the Services Agreement, Sprint PCS will provide sufficient LTE Data Core Services capacity to accommodate the Converted nTelos Subscribers and additional LTE usage in the Service Area (including the nTelos Expansion Area) as of the Merger Closing Date.

The parties acknowledge that, under current procedures, Manager receives payments from Customers and Prepaid Subscribers that are held in Manager’s deposit accounts until transferred by Sprint PCS to its own deposit accounts.  During the Adjusted Settlement

Period (as defined in Section 2.1 of the Master Agreement), Sprint PCS will discontinue its practice of transferring funds from Manager’s deposit accounts, and Manager shall have the right to retain all such funds.  Amounts retained by Manager shall reduce the net postpaid and prepaid cash settlements (as increased by the Adjusted Settlement Amount pursuant to the Master Agreement) payable from Sprint PCS to Manager.  Manager will continue to promptly provide Sprint PCS with all information reasonably necessary to enable Sprint PCS to correctly settle such amounts under the Management Agreement and to credit accounts of the Customers and Prepaid Subscribers.

16.	Put and Take Rights. Effective on the Merger Closing Date:

(a)	Sections 11.2.1.2, 11.2.2.2, 11.2.3, 11.5.2 and 11.6.2 of the Management Agreement and any other references to a Disaggregated License (if any) in the Management Agreement are hereby deleted in their entirety.

(b)	The second sentence of Section 11.2.1.1 of the Management Agreement is hereby amended to read in its entirety as follows: “Sprint PCS will pay to Manager for the Operating Assets an amount equal to 90% of the Entire Business Value.”

(c)	The second sentence of Section 11.2.2.1 of the Management Agreement is hereby amended to read in its entirety as follows: “Sprint PCS will pay to Manager an amount equal to 90% of the Entire Business Value.”

(d)	The second sentence of Section 11.5.1 of the Management Agreement is hereby amended to read in its entirety as follows: “Sprint PCS will pay to Manager an amount equal to 90% of the Entire Business Value.”

(e)	The second sentence of Section 11.6.1 of the Management Agreement is hereby amended to read in its entirety as follows: “Sprint PCS will pay to Manager an amount equal to 81% (90% minus a 10% penalty) of the Entire Business Value.”

17.	Net Service Fee Exclusions. Effective January 1, 2016, Section 2.1.1(d) of the Services Agreement is amended to add subsections (vi) and (vii) to the list of Settled Separately Manager Expenses:

(vi)	Manager Commissions; and

(vii)	Manager Device Subsidies;

18.	Net Service Fee Modification. Effective January 1, 2016, Inter-Service Area Fees and Reseller Customer Fees are hereby deleted as components of the Net Service Fee and will be settled in accordance with the Management Agreement. Commencing January 1, 2016, Sprint PCS and Manager agree that (a) the percentage used to determine the Net Service Fee in Section 3.2.1(b) of the Service Agreement is decreased from 14% to 8.6%.

19.	Effective January 1, 2016, Section 3.2.2(b) of the Service Agreement is hereby deleted in its entirety and replaced with the following:

(b)	If either party believes in good faith that the Net Service Fee necessary to permit Sprint PCS to recover its reasonable costs for providing the Services to Manager has increased or decreased, then such party may initiate a review of the Net Service Fee by delivering a Review Notice to the other party, including its proposed Net Service Fee.

20.	Net Service Fee Cap. Effective January 1, 2016, Section 3.2.2(l) of the Service Agreement is hereby deleted in its entirety and replaced with the following:

(l)	Notwithstanding anything to the contrary contained herein, at no time during the term of this agreement or any renewal hereof will the Net Service Fee exceed 8.6% (through December 31, 2017) or 10% (commencing January 1, 2018) of (i) Net Billed Revenue less (ii) the Allocated Write-Offs for Net Billed Revenue, unless the cap on the percentage used to determine the Net Service Fee would need to be raised or lowered by at least one full percentage point to enable Sprint PCS to recover the average expenses that Sprint PCS incurred over an 18 month period in providing the Services, in which case the parties will negotiate in good faith to determine any increase in the cap on the Net Service Fee. The cap on the percentage used to determine the Net Service Fee may not be increased or decreased more than once in any 12 month period. If the parties are unable to agree on an increase in the cap on the Net Service Fee within 30 days after discussions begin, then the parties may escalate the discussion and submit the determination to arbitration using the same process and timelines used when the parties are unable to agree on a change in the Net Service Fee, as described in Sections 3.2.2(g)-(i).

21.	Additional Service Agreement Deletions. Effective January 2, 2016, Section 3.2.2(j) and Section 3.2.2(m) of the Service Agreement are hereby deleted in their entirety.

22.	Settlement for Mixed Accounts. Under Sprint PCS’ current billing system, late charges and service credits for an individual Customer may be billed or credited to a billing account number that contains billing detail for multiple individual accounts billed to a single Customer, with some individual accounts having a NPA-XXX within the Service Area and other individual accounts having a NPA-NXX outside the Service Area (“Mixed Billing Accounts”). Sprint PCS does not have sufficient detail to settle late charges and service credits for Mixed Billing Accounts until after Sprint PCS has settled the Net Billed Revenue pursuant to the Management Agreement. The late charges and service credits for Mixed Billed Accounts that Sprint PCS in unable to timely settle pursuant to the Management Agreement will be treated and settled as if they were Services under the Service Agreement and are included in the percentage used to determine to the Net Service Fee payable under the Service Agreement.

23.	Additional Information/Settlement Improvements. Subject to any limitations on the sharing of information currently contained in the Management Agreement and the Services

Agreement, on a monthly basis Sprint PCS will provide Manager with sufficient detail to enable Manager (a) to confirm the accuracy of the amounts charged to Manager for Manager Commissions and Manager Device Subsidies; (b) revenues payable to Manager relating to Reseller Customer Fees; and (c) usage of the Service Area Network by Customers assigned to the other portions of the Sprint PCS Network and usage of the Sprint PCS Network excluding the Service Area Network by Customers assigned to the Service Area Network. Manager and Sprint PCS will also meet and discuss in good faith potential improvements in the process of settling costs and revenues under the Management Agreement and the Services Agreement.

24.	Spectrum Owner Devices and Services. Manager will provide at its sole cost and expense (in addition to any other costs and expenses under the Management Agreement or Services Agreement) all devices, network usage and wireless services required to be provided to spectrum owners/lessors for the Educational Broadband Services or Instructional Television Fixed Service spectrum leases within Manager’s Service Area that are set forth on Exhibit E. The associated lease expenses, annual device and service credit obligations are also set forth on Exhibit E. Sprint PCS will manage fulfillment of device orders and settle charges in accordance with this paragraph.

25.	Tandem Bypass. Inbound voice and data traffic to Sprint PCS Customers in the Service Area originating from Sprint PCS Customers outside the Service Area are sometimes routed through Manager’s local tandem switch facility (the “Tandem”) directly to Manager’s Mobile Switching Center (“Manager’s MSC”). Beginning as of the Effective Date, fees charged to and payable by Sprint PCS for traffic routed through the Tandem to Manager’s MSC will not be charged to Sprint PCS. Beginning January 1, 2016, all traffic exchanged between the Sprint PCS network and Manager’s MSC will be routed so as to bypass the Tandem unless otherwise mutually agreed to by the parties. Upon Sprint PCS’s request, the parties will establish a direct connection between the Sprint PCS network and Manager’s MSC as the mechanism to bypass the Tandem, and maintain sufficient capacity to enable the mutual exchange of traffic between the parties’ networks over such direct connection.

26.	Non-Renewal and Termination of Certain Tower Leases. Manager agrees and acknowledges (including on behalf of its Related Parties) that Sprint PCS may elect to terminate or not to renew Clearwire’s WiMax leases that Clearwire entered into with a Related Party of Manager at up to 7 towers within Manager’s York and Harrisburg, PA markets listed on Exhibit F. Manager agrees that notwithstanding any provision to the contrary in the applicable leases to be terminated or not to be renewed:

A.	Notice of non-renewal with respect to any lease may be provided not less than thirty days in advance of the scheduled expiration of the initial term.

B.	No termination fee will apply for expiration pursuant to a timely notice of non-renewal (as such notice deadline may be adjusted pursuant to section “A” immediately above). For any termination occurring after expiration of the Initial Term for which a lump sum termination fee would apply under a lease, the parties agree that the lump sum due and owing will be discounted by 50%.

The rights described in this Section 26 may be exercised on different dates for different sites.

27.	Addition of SprintCom. SprintCom acknowledges and agrees that by entering into this Addendum, it has become a party to and is entitled to rights and subject to obligations under the Management Agreement, the Services Agreement, and the Trademark License Agreements. As of the Effective Date, all references to Sprint PCS will be deemed to include SprintCom and SprintCom is jointly and severally liable for the obligations of Sprint PCS thereunder.

Schedule of Definitions

28.	The Schedule of Definitions is revised to include the following:

“2.5 GHz Spectrum Range” means owned or leased spectrum blocks in frequency range of 2496-2690 MHz.

“License” means the spectrum licenses issued by the FCC to Sprint PCS or one of its Related Parties that Manager is allowed to use in the Service Area in accordance with the Management Agreement.

“Manager Commissions” means device rebates and costs and amounts paid to any third party distributor relating to commissions on sales of devices or the sale of a service plan to a Customer with a NPA-NXX assigned to the Service Area, and may include, at Sprint PCS’ option, device rebates and costs and commissions payable to a third party distributor relating to the sale of a device on an installment billing plan or a lease of a device.

“Manager Device Subsidies” means the difference between the purchase price paid to the vendor supplying the device to Sprint PCS or one of its Related Parties and the actual price paid by a Customer purchasing the device for any device sold to a Customer with a NPA-NXX assigned to the Service Area, and may include, at Sprint PCS’ option, subsidies relating to the sale of a device on an installment billing plan or a lease of a device.

General Provisions

29.	Manager and Sprint PCS’ Representations. Manager and Sprint PCS (including SprintCom) each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party’s right or obligation to consummate the transactions contemplated by this Addendum.

30.	Reaffirmation of Sprint Agreements. Each of the undersigned reaffirms in their entirety, together with their respective rights and obligations thereunder, the Management Agreement, the Services Agreement, the Trademark and Service Mark License Agreements, and the Schedule of Definitions (as defined in the Management Agreement).

31.	Counterparts. This Addendum may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first above written.

SHENANDOAH PERSONAL COMMUNICATIONS, LLC

By:	/s/ Christopher E. French
Name: Christopher E. French
Title: President and Chief Executive Officer

SPRINT SPECTRUM L.P.

By:	/s/ Michael C. Schwartz
Name: Michael C. Schwartz
Title: Vice President

SPRINT COMMUNICATIONS COMPANY, L.P.

By:	/s/ Michael C. Schwartz
Name: Michael C. Schwartz
Title: Vice President

WIRELESSCO, L.P.

By:	/s/ Michael C. Schwartz
Name: Michael C. Schwartz
Title: Vice President

APC PCS, LLC

By:	/s/ Michael C. Schwartz
Name: Michael C. Schwartz
Title: Vice President

[Signature Page to Affiliate Addendum]

PHILLIECO, L.P.

By:	/s/ Michael C. Schwartz
Name: Michael C. Schwartz
Title: Vice President

SPRINTCOM, INC.
By:	/s/ Michael C. Schwartz
Name: Michael C. Schwartz
Title: Vice President

[Signature Page to Affiliate Addendum]